AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES          EXHIBIT 11
              CALCULATION OF EARNINGS (LOSS) PER SHARE
               (000's Omitted, except per share data)
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For the Year Ended December 31,
                                           1994                1993                 1992              1991              1990
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CALCULATION OF PRIMARY
EARNINGS (LOSS) PER SHARE
    Net earnings (loss)
    applicable to common shares:
    Net earnings (loss).......... $           13,693            17,978           16,818           10,119         (17,719)
    Less dividends accrued on
    preferred stock................                -              (236)             (278)               -               -
    Earnings (loss) for primary
    earnings per share...          $           13,693            17,742           16,540           10,119         (17,719)
    Average number of common
    shares and common share
    equivalents outstanding:
    Average number of common
    shares outstanding............             10,140             6,595            5,618            5,508            5,508
    Dilutive effect of stock
    options and warrants after
    application of treasury
    stock method.........                         201               265              152               -                -
                                               10,341             6,860            5,770            5,508            5,508
    Primary earnings (loss)
    per share............          $             1.32              2.59             2.87             1.84           (3.22)
CALCULATION OF FULLY DILUTED
EARNINGS (LOSS) PER SHARE
    Net earnings (loss)
    applicable to common shares
    on a fully diluted basis:
    Earnings (loss) for fully
    diluted earnings per share.... $           13,693            17,978           16,818           10,119         (17,719)
    Average number of common
    shares outstanding on a
    fully diluted basis:
    Shares used in calculating
    primary earnings per share.......          10,341             6,860            5,770            5,508            5,508
    Shares resulting from assumed
    conversion of preferred
    stock................                          -                455              562               2                -
    Additional dilutive effect of
    stock options and warrants
    after application of treasury
    stock method...............                    -                 -               235               -                 -
                                              10,341              7,315            6,567            5,510            5,508
    Fully diluted earnings
    (loss) per share.....          $             1.32              2.46             2.56             1.84           (3.22)
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